UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2006

ASPEN INSURANCE HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-31909	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Maxwell Roberts Building
1 Church Street
Hamilton HM 11
Bermuda

(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (441) 295-8201

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

At the Annual General Meeting of Shareholders of Aspen Insurance Holdings Limited (the ‘‘Company’’) held on May 25, 2006, the Company’s shareholders approved the 2006 Stock Option Plan for non-employee directors of the Company (‘‘2006 Stock Option Plan’’) under which a total of 400,000 ordinary shares may be issued in relation to options granted under the 2006 Stock Option Plan. The 2006 Stock Option Plan is attached to this filing as Exhibit 10.1 and the form of share option agreement for non-employee directors is attached to this filing as Exhibit 10.2.

Following the Annual General Meeting of Shareholders, on May 25, 2006 the Board of Directors approved the grant of 4,435 options under the 2006 Stock Option Plan for each of the non-employee directors, other than Paul Myners, the Company’s Chairman. With respect to the options granted to Mr. Prakash Melwani and Mr. Kamil Salame, the options will be issued in the name of Blackstone and Credit Suisse, respectively, their employers, and through which they were originally appointed to the Board of Directors. Eighty percent of the options granted to Heidi Hutter will be issued to The Black Diamond Group LLC, of which she is the Chief Executive Officer. The exercise price is $21.96, the average of the high and low prices of the Company’s ordinary shares on the date of grant (May 25, 2006). Subject to the grantee's continued service as a director, the options will vest on the third anniversary of the grant date.

In connection with the appointment of David May as Underwriting Director, on May 24, 2006 the Compensation Committee of the Board of Directors approved an increase in Mr. May’s salary to £250,000. Mr. May will continue to serve as Head of Casualty Reinsurance until February 1, 2007. His current service agreement will remain in place except for his notice provision which will be reduced from 12 months to six months.

Section 5. Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 25, 2006, at a meeting of the Board of Directors, the Board approved the appointment of Ian Campbell as the Company’s Group Chief Accountant. Mr. Campbell has been the Chief Financial Officer of Aspen Insurance UK Limited (‘‘Aspen Re’’), the Company’s U.K. operating subsidiary, since March 31, 2004, and will continue to serve in such capacity. He joined the Company in November 2002 where he served as Assistant Finance Director of Aspen Re from 2002 until March 2004. Mr. Campbell previously worked for Cox Insurance Holdings plc, a Lloyd’s managing agency where he was the Group Financial Controller from 1998 to 2002. Prior to this he was a senior consultant within the Insurance Consulting practice of KPMG. Mr. Campbell is a member of the Institute of Chartered Accountants in England and Wales.

Under Mr. Campbell’s current employment agreement, the agreement may be terminated upon six months’ notice by either party. Mr. Campbell’s retirement age under the agreement is 60 years of age. The agreement provides that Mr. Campbell will be entitled to a discretionary bonus, and that he is entitled to medical insurance, permanent health insurance, personal accident insurance and life insurance. The services agreement contains provisions relating to reimbursement of expenses, confidentiality, non-competition and non-solicitation. Effective April 1, 2006, Mr. Campbell’s salary is £180,000 per annum.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

At the Annual General Meeting of Shareholders of the Company held on May 25, 2006, the Company’s shareholders approved the proposed amendment to Bye-Law 87 to require directors who are 70 years of age or older to stand for re-election each year, rather than every three years as currently applicable to all directors.

The amended Bye-Law 87 is as follows:

87.	The Directors shall be divided by the Board into three classes, designated Class I, Class II and Class III. The terms of the initial Directors shall be as follows (i) Directors initially designated as Class I Directors shall serve for an initial term ending on the date of the third annual general meeting of Shareholders following the Investment Date, (ii) Directors initially designated as Class II Directors shall serve for an initial term ending on the fourth annual general meeting following the Investment Date, and (iii) Directors initially designated as Class III Directors shall serve for an initial term ending on the fifth annual general meeting following the Investment Date. After the expiration of the respective terms of the initial Directors as set forth above, Directors of each class shall be elected by the Shareholders and shall serve a term ending on the date of the third annual general meeting of Shareholders next following the annual general meeting at which such Director was elected. Notwithstanding the foregoing, directors who are 70 years or older shall be elected every year and shall not be subject to a three-year term. In addition, notwithstanding the foregoing, each Director shall hold office until such Director’s successor shall have been duly elected or until such Director is removed from office pursuant to Bye-Law 89 or such office is otherwise vacated. In the event of any change in the number of Directors, the Board shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of Directors in each class. In no event will a decrease in the number of Directors shorten the term of any incumbent Director.

Section 9. Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c)	The following exhibits are filed under Item 1.01 as part of this report:

10.1	2006 Stock Option Plan for non-employee directors

10.2	Form of share option agreement for non-employee directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN INSURANCE HOLDINGS LIMITED
(Registrant)
Dated: May 26, 2006	By:	/s/ Julian Cusack
Name: Julian Cusack
Title: Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	2006 Stock Option Plan for non-employee directors
10.2	Form of share option agreement for non-employee directors